Exhibit 3.4

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PALM HARBOR HOMES, INC.

Pursuant to the provisions of Section 607.187 of the Florida General Corporation Act, as amended, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of incorporation (the “Articles”):

ARTICLE ONE

The name of the corporation is Palm Harbor Homes, Inc. (the “Corporation”).

ARTICLE TWO

The following amendment to the Articles was adopted by the shareholders of the Corporation effective June 30, 1998. The Third Article of the Articles is hereby amended to read in its entirety as follows:

THIRD: The Corporation shall have authority to issue fifty million (50,000,000) shares of Common Stock and each share so issued shall have a par value of one cent ($0.01).

EXECUTED on this 2nd day of July, 1998.

PALM HARBOR HOMES, INC.

By:	/s/ Larry H. Keener
Larry H. Keener, President

By:	/s/ Kelly Tacke
Kelly Tacke, Secretary

ACKNOWLEDGED on this 2nd day of July, 1998.

/s/ Kelly Tacke
Kelly Tacke, Secretary